PLAN AND AGREEMENT OF REORGANIZATION

                                      AMONG

                           FINANCIAL MEDIA GROUP, INC.

                                       AND

                             WALLSTREET DIRECT, INC.

                                       AND

                             CERTAIN STOCKHOLDERS OF

                             WALLSTREET DIRECT, INC.

                            DATED SEPTEMBER 19, 2005


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                                TABLE OF CONTENTS

PLAN AND AGREEMENT OF REORGANIZATION..............................................................................3

PLAN OF REORGANIZATION............................................................................................3

   Agreement......................................................................................................3

      Section 1 - Transfer of Shares..............................................................................3
      Section 2 - Issuance of Exchange Stock to WALLSTREET Stockholders...........................................3
      Section 3 - Closing.........................................................................................4
      Section 4 - Representations and Warranties by WALLSTREET and Certain Stockholders...........................7
      Section 5 - Representations and Warranties by FMG..........................................................11
      Section 6 - Access and Information.........................................................................15
      Section 7 - Covenants of WALLSTREET  and Certain Stockholders..............................................14
      Section 8 - Covenants of WALLSTREET........................................................................17
      Section 9 - Additional Covenants of the Parties............................................................17
      Section 10 - Non-Survival of Representations, Warranties and Covenants.....................................19
      Section 11 - Conditions Precedent to Obligations of Parties................................................18
      Section 12 - Termination, Amendment, Waiver................................................................23
      Section 13 - Miscellaneous.................................................................................23

EXHIBIT LIST.....................................................................................................28

SCHEDULE LIST....................................................................................................28

                      PLAN AND AGREEMENT OF REORGANIZATION

      This Plan and Agreement of Reorganization ("Agreement") is entered into on this 19th day of September 2005 by and between FINANCIAL MEDIA GROUP, INC., f/k/a Giant Jr. Investments Corp., a Nevada corporation ("FMG"), and WALLSTREET DIRECT INC., a Nevada Corporation ("WALLSTREET"), and those persons listed in Exhibit "A" hereto, being all of the Stockholders of WALLSTREET who own individually at least ten percent (10%) of the outstanding shares of WALLSTREET's common stock and together hold over fifty percent (50%) of the outstanding common stock of WALLSTREET as of the date this Agreement is executed.

                             PLAN OF REORGANIZATION

      The transaction contemplated by this Agreement is intended to be a qualified Type "B" reorganization pursuant to Internal Revenue Code Section ss.368, and conforming California and Nevada provisions. FMG will acquire up to 100% of WALLSTREET's issued and outstanding common stock in exchange for up to 20,000,000 shares of FMG's common stock, $.001 par value (the "Exchange Stock"). Upon the consummation of the exchange transaction and the issuance and transfer of the Exchange Stock as set forth in Section 2 hereinbelow, WALLSTREET's Stockholders would hold approximately eighty-two percent (82%) of the then outstanding common stock of FMG representing a controlling interest in FMG. The Exchange Transaction will result in WALLSTREET becoming a wholly-owned subsidiary of FMG.

                                    AGREEMENT

                                    Section 1

                               TRANSFER OF SHARES

1.1 All Stockholders of WALLSTREET (the "Stockholder" or the "WALLSTREET Stockholders"), as of the date of Closing as such term is defined in
      Section 3 herein (the "Closing" or the "Closing Date"), shall transfer, assign, convey and deliver to FMG on the Closing Date, certificates representing one hundred percent (100%) of the issued and outstanding WALLSTREET common stock or such lesser percentage as shall be acceptable to FMG, but in no event less than ninety-two percent (92%) of the issued and outstanding WALLSTREET common stock. The transfer of the WALLSTREET Stockholder common stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the WALLSTREET Stockholder and FMG shall have otherwise agreed in writing.

                                    Section 2

              ISSUANCE OF EXCHANGE STOCK TO WALLSTREET STOCKHOLDER

2.1 As consideration for the transfer, assignment, conveyance and delivery of the WALLSTREET Stockholder common stock hereunder, FMG shall, at the Closing issue to the WALLSTREET Stockholder, pro rata in accordance with each Stockholder's percentage ownership of WALLSTREET immediately prior to the Closing, certificates representing up to 20,000,000 shares of FMG common stock. The parties intend that the Exchange Shares being issued will be used to acquire all outstanding WALLSTREET common stock. To the extent that less than 100% of the WALLSTREET common stock Interests are acquired, the number of shares issuable to those WALLSTREET Stockholders who have elected to participate in the exchange described in this Agreement shall increase proportionately.

2.2 The issuance of the Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the WALLSTREET Stockholder and FMG shall have otherwise agreed in writing. As provided herein, and immediately prior to the Closing, FMG shall have issued and outstanding: (i) not more than 4,394,529 shares of common stock; and (ii) shall have no preferred stock or other securities issued and outstanding.

2.3 None of the Exchange Stock issued to the WALLSTREET Stockholder, nor any of the WALLSTREET common stock transferred to FMG hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are `restricted securities' as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

      The respective transfer agents of FMG and WALLSTREET Stockholder shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that FMG register the Exchange Stock under the Act, nor shall WALLSTREET or the Stockholder be required to register any WALLSTREET common stock under the Act.

2.4 At the Closing, each outstanding warrant to purchase WALLSTREET common stock, whether or not then exercisable, shall be converted into a warrant to purchase ( in substitution for each share of WALLSTREET common stock subject to a WALLSTREET warrant) one (1) share of FMG Common Stock for every one (1) share of WALLSTREET common stock said warrant was exercisable for, on terms and conditions substantially and materially similar to the terms and conditions of said warrant prior to conversion.

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                                    Section 3

                                     CLOSING

3.1 Closing of Transaction. Subject to the fulfillment or waiver of the conditions precedent set forth in Section 11 hereof, the Closing shall take place on the Closing Date at the offices of FMG, 2355 Main Street, Suite 120, Irvine California 92614, at 10:00 A.M., local time, or at such other time on the Closing Date as WALLSTREET and FMG may mutually agree in writing.

3.2 Closing Date. The Closing Date of the Exchange shall take place on a date chosen by mutual agreement of WALLSTREET and FMG within sixty (60) days from the date of this Agreement, or such later date upon which WALLSTREET and FMG may mutually agree in writing, or as extended pursuant to subsection 12.1(b) hereinbelow.

3.3   Deliveries at Closing.

      (a)   WALLSTREET shall deliver or cause to be delivered to FMG at Closing:

            (1) Certificates representing all shares, or an amount of shares acceptable to FMG, of the WALLSTREET Stockholder's common stock as described in Section 1, each endorsed in blank by the registered owner;

            (2) An agreement from each Stockholder surrendering his or her shares agreeing to a restriction on the transfer of the Exchange Stock as described in Section 2 hereof;

            (3) A copy of a consent of WALLSTREET's board of directors authorizing WALLSTREET to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

            (4) A copy of a Certificate of Good Standing for WALLSTREET issued not more than thirty (30) days prior to Closing by the Nevada Secretary of State;

            (5) An opinion of Lance Jon Kimmel, Esq., special counsel to WALLSTREET, dated the Closing Date, in a form deemed acceptable by FMG and its counsel;

            (6) Articles of Incorporation and Bylaws of WALLSTREET certified as of the Closing Date by the President and Secretary of WALLSTREET; and

            (7) Such other documents, instruments or certificates as shall be reasonably requested by FMG or its counsel.

      (b)   FMG shall deliver or cause to be delivered to WALLSTREET at Closing:

            (1) A copy of a consent of FMG'S board of directors authorizing FMG to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit C;

            (2) A copy of a Certificate of Good Standing for FMG issued not more than ten (10) days prior to Closing by the Secretary of State of Nevada;

            (3)   All of FMG'S corporate records;

            (4) Stock certificate(s) or a computer listing from FMG's transfer agent representing the Exchange Stock to be newly issued by FMG under this Agreement, which certificates shall be in the names of the appropriate WALLSTREET Stockholders, each in the appropriate denomination as described in Section 2;

            (5) An opinion of Stone, Rosenblatt & Cha, counsel to FMG, dated the Closing Date, in a form deemed acceptable by WALLSTREET and its counsel;

            (6) Articles of Incorporation and Bylaws of FMG certified as of the Closing Date by the President and Secretary of FMG;

            (7) Such other documents, instruments or certificates as shall be reasonably requested by WALLSTREET or its counsel.

3.4   Filings; Cooperation.

      (a) Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in
            Section 11 below.

      (b) On and after the Closing Date, FMG, WALLSTREET and the Stockholders set forth in Exhibit "A" shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

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                                    Section 4

                        REPRESENTATIONS AND WARRANTIES BY

                       WALLSTREET AND CERTAIN STOCKHOLDERS

4.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to FMG), WALLSTREET and those Stockholders listed on Exhibit "A" represent and warrant to FMG as follows:

      (a) Organization and Good Standing of WALLSTREET. The Articles of Incorporation of WALLSTREET and all Amendments thereto as presently in effect, and the Bylaws of WALLSTREET as presently in effect, both of which shall be certified by the President and Secretary of WALLSTREET, have been delivered to FMG and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

      (b) Capitalization. WALLSTREET's authorized capital consists of 100,000,000 shares of common stock of which, as of the date hereof, 42,375,000 are issued and outstanding and held of record by approximately fifty-four (54) persons, who are currently residents of one of the following jurisdictions: CA, NC, MN, WA, FL, TX, UT, NV, IL, CO, VI, NM, MD, AR, NJ, PA, CN, MI. All such outstanding Shares are validly issued, paid and non-assessable. In addition, there are issued and outstanding Class A and Class B Warrants to purchase 2,375,000 shares and 2,375,000 shares, respectively, of WALLSTREET common stock. There are no other outstanding securities including options and warrants. All securities issued by WALLSTREET as of the date of this Agreement have been issued in compliance with all applicable state and federal laws. Except as set forth in
            Schedule 4.1(b), no other equity securities or debt obligations of WALLSTREET are authorized, issued or outstanding. The total number of issued and outstanding common stock, Class A Warrants and Class B Warrants that will be issued and outstanding as of the Closing Date shall not exceed 50,000,000 shares, 10,000,000 Class A Warrants and 10,000,000 Class B Warrants, respectively.

      (c) Subsidiaries. Other than as set forth in Schedule 4.1 (c), WALLSTREET has no subsidiaries and no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

      (d) Financial Statements. WALLSTREET will deliver to FMG, prior to Closing, a copy of WALLSTREET's audited, financial statements for the years ended December 31, 2003 and 2004, and unaudited financial statements for the six (6) months ended June 30, 2005, if required, which will be true and complete and will have been prepared in conformity with generally accepted accounting principles. Other than changes in the usual and ordinary conduct of the business since June 30, 2005, and the sale of up to 10,000,000 Units, for a total consideration of up to $2,500,000 pursuant to a private placement, there have been and, at the Closing Date, there will be no material adverse changes in such financial statements.

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      (e)   Absence of Undisclosed Liabilities. WALLSTREET has no liabilities which are not adequately reflected or reserved against in the WALLSTREET Financial Statements or otherwise reflected in this Agreement and WALLSTREET shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after June 30, 2005, and would be individually or in the aggregate, material to the results of operations or financial condition of WALLSTREET as of the Closing Date.

      (f) Litigation. Except as disclosed in Schedule 4.1(f), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against WALLSTREET or its properties. Except as disclosed in
            Schedule 4.1(f), there are no actions, suits or proceedings pending, or, to the knowledge of WALLSTREET, threatened against or affecting WALLSTREET or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of WALLSTREET or its affiliated company which might result in any material adverse change in the operations or financial condition of WALLSTREET, or which might prevent or materially impede the consummation of the transactions under this Agreement.

      (g) Compliance with Laws. To the best of its knowledge, the operations and affairs of WALLSTREET do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of WALLSTREET.

      (h) Absence of Certain Changes. Except as set forth in Schedule 4.1(h), or otherwise disclosed in writing to FMG, since June 30, 2005,

            (i)   WALLSTREET has not entered into any material transaction;

            (ii) There has been no change in financial or other condition, business, property, prospects, assets or liabilities of WALLSTREET as shown on the WALLSTREET Financial Statement, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

            (iii) There has been no damage to, destruction of or loss of any of the properties or assets of WALLSTREET (whether or not covered by insurance) materially and adversely affecting the financial or other condition, business, property, prospects, assets or liabilities of WALLSTREET;

            (iv) WALLSTREET has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock except in conjunction with the private placement described in Schedule 4.1(h);

            (v) There has been no material change, except in the ordinary course of business, in the contingent obligations of WALLSTREET by way of guaranty, endorsement, indemnity, and warranty or otherwise;

            (vi) There have been no loans made by WALLSTREET to its employees, officers or directors;

            (vii) There has been no waiver or compromise by WALLSTREET of a valuable right or of a material debt owed to it;

            (viii) There has been no extraordinary increase in the compensation of any of WALLSTREET's employees;

            (ix) There has been no agreement or commitment by WALLSTREET to do or perform any of the acts described in this Section 4.1(h); and

            (x) There has been no other event or condition of any character, which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of WALLSTREET or to impair materially the ability of WALLSTREET to conduct the business now being conducted.

      (i) Employees. There are, except as disclosed in Schedule 4.1(i), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between WALLSTREET and any of its directors, officers or employees. Employee agreements will be supplied at the closing.

      (j) Assets. All of the assets reflected on the June 30, 2005, WALLSTREET Financial Statements or acquired and held as of the Closing Date, will be owned by WALLSTREET on the Closing Date. Except as set forth in Schedule 4.1(j), WALLSTREET owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets. None of WALLSTREET's equipment used by WALLSTREET in connection with its business has any material defects and all of them are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put; none of WALLSTREET's equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair. WALLSTREET represents that, except to the extent disclosed in Schedule 4.1(j) to this Agreement or reserved against on its balance sheet as of June 30, 2005, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

      (k) Tax Matters. All federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of WALLSTREET have been timely filed. Since June 30, 2005, WALLSTREET has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of WALLSTREET. On the date of this Agreement, WALLSTREET is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

      (l) Operating Authorities. To the best knowledge of WALLSTREET, WALLSTREET has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals ("Permits") required to conduct its business as presently conducted. Such Permits are set forth on Schedule 4.1(l). Since WALLSTREET's inception, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any permit; and no proceeding is pending or threatened to revoke or limit any Permit.

      (m) Continuation of Key Management. To the best knowledge of WALLSTREET, all key management personnel of WALLSTREET intend to continue their employment with WALLSTREET after the Closing.

      (n) Books and Records. The books and records of WALLSTREET are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving WALLSTREET which properly should have been set forth therein and which have not been accurately so set forth.

      (o) Authority to Execute Agreement. The Board of Directors of WALLSTREET, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by WALLSTREET of this Agreement, and has duly authorized each of the transactions hereby contemplated. WALLSTREET has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. WALLSTREET has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon WALLSTREET and those stockholders listed in Exhibit "A" hereto in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of WALLSTREET, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to WALLSTREET.

      (p) Finder's Fees. WALLSTREET is not, and on the Closing Date will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

4.2 Disclosure. At the date of this Agreement, WALLSTREET and those Stockholders listed in Exhibit "A" have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of WALLSTREET. WALLSTREET and such Stockholders have not now and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect WALLSTREET's business and prospects. Neither this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to FMG by WALLSTREET and/or by such Stockholders in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.


                                    Section 5

                      REPRESENTATIONS AND WARRANTIES BY FMG

5.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to WALLSTREET), FMG represents and warrants to WALLSTREET and those Stockholders listed in Exhibit "A" as follows:

      (a) Organization and Good Standing. FMG is currently a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. FMG is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of FMG to carry on its business as most recently conducted. The Articles of Incorporation of FMG and all amendments thereto as presently in effect, and the Bylaws of FMG as presently in effect, both of which shall be certified by the President and Secretary of FMG, have been delivered to WALLSTREET and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

      (b) Capitalization. FMG's authorized capital stock consists of 300,000,000 shares of $.001 par value Common stock, defined above as "FMG Common Stock", of which not more than 4,394,529, will be issued and outstanding, prior to Closing Date and held of record by approximately 454 shareholders. Except as set forth in Schedule 5.1(b), no other equity securities or debt obligations of FMG are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the FMG Common Stock, and there will be no outstanding security of any kind convertible into FMG Common Stock. The shares of FMG Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit, prevent or otherwise interfere with the transactions contemplated hereby. All of the outstanding FMG Common Stock are validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of FMG Common Stock.

      (c) Issuance of Exchange Stock. All of the FMG Common Stock to be issued to or transferred to WALLSTREET Stockholder pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.

      (d) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by FMG with any of the provisions hereof will:

            (1) Violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of FMG or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which FMG is a party, or by which it or its properties or assets may be bound or affected; or

            (2) Violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to FMG or any of its properties or assets.

      (e) Subsidiaries. Except as set forth in Schedule 5.1 (e), FMG has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

      (f) Financial Statements. FMG will deliver to WALLSTREET prior to Closing, copies of all of FMG's audited and unaudited financial statements for the past three years through August 31, 2005, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles.

      (g) Absence of Certain Changes. Since August 31, 2005 there has been no material change in FMG's financial conditions, assets or liabilities, except as set forth in Schedule 5.1(g).

      (h) Absence of Undisclosed Liabilities. Except as disclosed in FMG's Financial Statements or as set forth in Schedule 5.1 (h), FMG did not have, as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after August 31, 2005, and would be individually or in the aggregate, material to the results of operation or financial condition of FMG.

      (i) Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against FMG or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of FMG, threatened against or relating to FMG. FMG is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and FMG has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.

      (j) Contracts. FMG is not a party to any written or oral commitment for capital expenditures except as contemplated by this Agreement. FMG is not a party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require FMG to pay any money or deliver any assets or services. FMG has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

      (k) Tax Matters. Except as set forth in Schedule 5.1(k), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of FMG have been filed for all the years and periods for which such returns and statements were due, including extensions thereof. Since August 31, 2005, FMG has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of FMG. On the date of this Agreement, FMG is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed. Any tax sharing agreement among or between FMG and any affiliate thereof shall be terminated as of the Closing Date.

      (l) Authority to Execute Agreement. The Board of Directors of FMG, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by FMG of this Agreement and the Exchange Stock, and has duly authorized each of the transactions hereby contemplated. FMG has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. FMG has taken all the actions required by law, its Certificate of Incorporation, as amended, its Bylaws, as amended, applicable state law or otherwise to authorize the execution and delivery of the Exchange Stock pursuant to the provisions hereof. This Agreement is valid and binding upon FMG in accordance with its terms.

      (m) Finder's Fees. FMG is not, and on the Closing Date, will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

      (n) Books and Records. The books and records of FMG are complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described and there have been no transactions involving FMG which properly should have been set forth therein and which have not been accurately so set forth.

5.2 Disclosure. FMG has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of FMG. FMG has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect FMG's business and prospects. Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to WALLSTREET or the WALLSTREET Stockholders by FMG in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

                                    Section 6

                             ACCESS AND INFORMATION

6.1 As to WALLSTREET. Subject to the protections provided by subsection 9.4 herein, WALLSTREET shall give to FMG and to FMG's counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of WALLSTREET's properties, books, contracts, commitments, and records, including information concerning products and customer base, and patents held by, or assigned to, WALLSTREET, and furnish FMG during such period with all such information concerning WALLSTREET's affairs as FMG reasonably may request.

6.2 As to FMG. Subject to the protections provided by subsection 9.4 herein, FMG shall give to WALLSTREET, the WALLSTREET Stockholders and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of FMG's properties, books, contracts, commitments, and records, if any, and shall furnish WALLSTREET and the WALLSTREET Stockholders during such period with all such information concerning FMG's affairs as WALLSTREET and the WALLSTREET Stockholders reasonably may request.


                                    Section 7

                             COVENANTS OF WALLSTREET
                            AND CERTAIN STOCKHOLDERS

7.1 No Solicitation. For a period of sixty (60) days from the date of this Agreement, WALLSTREET and those Stockholders listed on Exhibit "A", to the extent within each Stockholder's control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with, to, any person or entity other than FMG and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving WALLSTREET, or any sale of any of its common stock or of the common stock held by such Stockholder in excess of fifty percent (50%) of such Stockholder's current stock holdings except as otherwise disclosed in this Agreement. WALLSTREET will notify FMG immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of WALLSTREET business, or providing information to government authorities.

7.2 Conduct of Business Pending the Transaction. WALLSTREET and those Stockholders listed on Exhibit "A", to the extent within each Stockholder's control, covenant and agree with FMG that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless FMG shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, WALLSTREET and those Stockholders listed on Exhibit "A", to the extent within each WALLSTREET Stockholder control, will comply with each of the following:

      (a) Its business shall be conducted only in the ordinary and usual course. WALLSTREET shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify FMG of any event or occurrence which is material to, and not in the ordinary and usual course of business of WALLSTREET.

      (b)   It shall not (i) amend its Articles of Incorporation or Bylaws or
            (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property.

      (c) Other than as set forth in it's Private Placement Memorandum dated June 17, 2005 or any amendments thereof, WALLSTREET shall not (i) issue or agree to issue any additional securities or rights of any kind to acquire any securities, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

      (d) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

      (e) It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of FMG.

      (f) It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for:
            (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement.

      (g) It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (f) above.

      (h) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

      (i) It will comply with all laws and regulations applicable to it and its operations.


                                    Section 8

                                COVENANTS OF FMG

8.1 No Solicitation. For a period of sixty (60) days from the date of this Agreement, FMG will not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course. Notwithstanding the foregoing, FMG shall be free to engage in activities mentioned in the preceding sentence, which are designed to further the mutual interests of the parties to this Agreement.

8.2 Conduct of FMG Pending Closing. FMG covenants and agrees with WALLSTREET that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless WALLSTREET shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, FMG will comply with each of the following.

      (a) No change will be made in FMG's Articles of Incorporation or Bylaws, except for a name change, or in FMG's authorized or issued shares of stock, except as contemplated in this Agreement or as may be first approved in writing by WALLSTREET.

      (b) No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in FMG, except as may be first approved in writing by WALLSTREET.

      (c) It shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

      (d) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

      (e) It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of FMG.

      (f) It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for:
            (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement.

      (g) It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (f) above.

      (h) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

      (i) It will comply with all laws and regulations applicable to it and its operations.


                                    Section 9

                       ADDITIONAL COVENANTS OF THE PARTIES

9.1 Cooperation. Both WALLSTREET and FMG will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party. Furthermore, both WALLSTREET and FMG shall collaborate on the preparation and dissemination of an offer, which the Board of Directors of WALLSTREET shall approve and recommend, to the WALLSTREET Stockholders, to exchange their outstanding common stock of WALLSTREET for shares of FMG Common Stock.

9.2 Expenses. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys' and accountants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

9.3 Publicity. Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

9.4 Confidentiality. While each party is obligated to provide access to and furnish information in accordance with Section 6 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transaction contemplated by this Agreement. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.


                                   Section 10

                        NON-SURVIVAL OF REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

10.1 None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Section 10.


                                   Section 11

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

11.1 Conditions to Obligations of the Parties. The obligations of FMG, WALLSTREET and those Stockholders listed in Exhibit "A" under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 4 and 5 herein, and fulfillment, prior to Closing, of each of the following conditions:

      (a) All representations and warranties made by WALLSTREET Stockholders listed in Exhibit "A" and FMG in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

      (b) WALLSTREET Stockholders listed in Exhibit "A" and FMG shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

      (c) All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

      (d) The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

11.2 Conditions to Obligations of FMG. The obligations of FMG to consummate the transactions contemplated herein are subject to satisfaction (or waiver by it) of the following conditions:

      (a) Each WALLSTREET Stockholder acquiring Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of two years from the date of the Closing, except for those transfers falling within the exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for FMG. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. Each WALLSTREET Stockholder acquiring Exchange Stock will be required to transfer to FMG at the Closing his/her respective WALLSTREET Stock Certificate(s), free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

      (b) All schedules, prepared by WALLSTREET shall be current or updated as necessary as of the Closing Date.

      (c) WALLSTREET shall have provided to FMG through December 31, 2004, all audited financial statements prepared in accordance with generally accepted accounting principles by independent accountants of WALLSTREET. WALLSTREET shall also provide unaudited financial statements for the six months ended June 30, 2005, as of a date within thirty days of Closing, an update on any material change in the aforementioned financial statements.

      (d) Each party shall have received favorable opinions from the other party's counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable.

      (e) If Stockholders of WALLSTREET, who in the aggregate own eight percent (8%) or more of the outstanding WALLSTREET common stock, dissent from the proposed share exchange, are unable or for any reason refuse to transfer any or all of their WALLSTREET common stock to FMG in accordance with Section 1 of this Agreement, FMG, at its option, may terminate this Agreement.

      (f) Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties.

      (g) Each party covenants that, to the best of its knowledge, it has complied or will comply in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

11.3 Conditions to Obligation of WALLSTREET and the WALLSTREET Stockholders. The obligations of WALLSTREET and the WALLSTREET Stockholders listed in Exhibit "A" to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

      (a) FMG shall have provided to WALLSTREET through August 31, 2005, all audited financial statements prepared in accordance with generally accepted accounting principles by independent accountants of FMG. FMG shall also provide, as of a date within thirty days of Closing, an update on any material change in the aforementioned financial statements.

      (b) Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 4 and 5 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

      (c) FMG and WALLSTREET shall agree to indemnify each other party against any liability to any broker or finder to which that party may become obligated.

      (d) The Exchange shall be approved by the Board of Directors of both WALLSTREET and FMG. Furthermore, the Exchange shall be approved by the stockholders of WALLSTREET and shareholders of FMG, if deemed necessary or appropriate by counsel for the same, within sixty (60) days following execution of this Agreement. If such a meeting is deemed necessary, the management of WALLSTREET and FMG agree to recommend approval to their respective Shareholders and to solicit proxies in support of the same.

      (e) FMG and WALLSTREET and their respective legal counsel shall have received copies of all such certificates, opinions and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel.

      (f) Both WALLSTREET and FMG shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.

      (g) FMG shall have obtained all necessary Blue Sky approvals or exemptions for the issuance of the Exchange Stock required prior to the Closing Date.

                                   Section 12

                         TERMINATION, AMENDMENT, WAIVER

12.1 This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of FMG, WALLSTREET and those WALLSTREET Stockholders listed in Exhibit "A" under Section 9.4 hereof:

      (a)   By mutual agreement of FMG and WALLSTREET;

      (b) If the Closing (as defined in Section 3) has not have taken place on or prior to November 30,, 2005, this Agreement can be terminated upon written notice given by FMG or WALLSTREET which is not in material default;

      (c) By FMG, if in its reasonable believe there has been a material misrepresentation or breach of warranty on the part of any Stockholder listed in Exhibit "A" in the representations and warranties set forth in the Agreement.

      (d) By WALLSTREET or a majority of those Stockholders listed in Exhibit "A" (as measured by their equity interest) if, in the reasonable belief of WALLSTREET or any such Stockholders, there has been a material misrepresentation or breach of warranty on the part of FMG in the representations and warranties set forth in the Agreement;

      (e) By FMG if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in FMG's opinion or that of its counsel, without unreasonable expense or effort;

      (f) By FMG or by a majority of those Stockholders listed in Exhibit "A" (as measured by their equity interest) if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement];

      (g) By FMG if the business or assets or financial condition of WALLSTREET, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by a majority of those Stockholders listed in Exhibit "A" (as measured by their equity interest) if the business or assets or financial condition of FMG, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

      (h) By FMG if holders of eight percent (8%) or more of the WALLSTREET common stock fail to tender their membership interests at the Closing of the Exchange;

      (i) By FMG or WALLSTREET if, in the opinion of FMG's independent accountants, it should appear that the combined entity will not be auditable to SEC accounting standards;

      (j) By WALLSTREET if FMG fails to perform material conditions set forth in Sub-Section 11.1 and 11.3 herein;

      (k)   By WALLSTREET if examination of FMG's books and records pursuant to
            Section 5 herein uncovers a material deficiency;

      (l) By FMG if WALLSTREET fails to perform material conditions set forth in Sub-Section 11.1 and 11.2 herein; and

      (m)   By FMG if examination of WALLSTREET's books and records pursuant to
            Section 4 herein uncovers a material deficiency.

12.2 No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound.

12.3 In the event of termination of this Agreement by either FMG or WALLSTREET as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to
      Section 9, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither FMG nor WALLSTREET shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

                                   Section 13

                                  MISCELLANEOUS

13.1 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

13.2  Binding Agreement.

      (a) This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties.

      (b) Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 13.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that subsection 13.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys' fees.

13.3 Stockholders Owning at Least Ten Percent (10%) of the Outstanding Membership Common Stock of WALLSTREET. The Stockholders owning at least 10% of the outstanding common stock of WALLSTREET (see Exhibit "A" hereto) are only executing this Agreement with respect to Sections 3.4, 4, 7, 9.4, 10, 11.1 and 11.3, 12.1(d and f ), 13.2, 13.3, 13.4, 13.8, and 13.9.

13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

13.5 Severability. If any provisions hereof are to be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.


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

13.6 Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, that neither this Agreement nor any right hereunder shall be assignable by WALLSTREET or FMG without prior written consent of the other party.

13.7 Captions. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

13.8 Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of California.

13.9 Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Orange County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement. The prevailing party may recover costs and reasonable attorney's fees.

13.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:



                  To WALLSTREET and WALLSTREET Stockholders:

                           Neeraj S. Iyer, President
                             WALLSTREET DIRECT, INC.
                           2355 Main Street
                           Irvine, CA  92614
                           Fax (949) 486-3995

                  With a Copy to:

                           Lance Jon Kimmel, Esq.
                           11693 San Vincente Blvd.
                           Suite 357
                           Los Angeles, CA  90049
                           Fax (310) 388-1320

                  To FMG:

                           Javan Khazali, President
                           FINANCIAL MEDIA GROUP, INC.
                           2355 Main Street, Suite 120
                           Irvine, CA  92614
                           Fax (949) 486-3997

                  With a Copy to:

                           William B. Barnett, Esq.
                           Stone, Rosenblatt & Cha
                           21550 Oxnard Street, Suite 200
                           Woodland Hills, CA 91367
                           Fax (818) 999-2269

      Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

      All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.10 if delivered personally, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                       FINANCIAL MEDIA GROUP, INC.


                                       By:      /s/ Javan Khazali
                                                ------------------------
                                                Javan Khazali, President


                                       WALLSTREET DIRECT, INC.


                                       By:      /s/ Neeraj S. Iyer
                                                -------------------------
                                                Neeraj S. Iyer, President

                                  Exhibit List


Exhibit "A":        Ten Percent Members of WALLSTREET Direct, Inc.

Exhibit "B":        Consent of Board of Directors of WALLSTREET Direct, Inc.

Exhibit "C":        Consent of Board of Directors of FINANCIAL MEDIA GROUP, INC.


                            Schedule List

Schedule 4.1(b): WALLSTREET DIRECT INC., Common Stock, Options and Warrants Outstanding

Schedule 4.1(c):    WALLSTREET DIRECT, INC. Subsidiaries

Schedule 4.1(f):    Litigation Involving WALLSTREET DIRECT, INC.

Schedule 4.1(h):    Absence of Certain Changes - WALLSTREET DIRECT, INC.

Schedule 4.1(i):    WALLSTREET DIRECT INC., Employee Benefit Plans

Schedule 4.1(j):    Asset Ownership Exceptions

Schedule 4.1(l):    Operating Permits/Licenses

Schedule 5.1(b): FINANCIAL MEDIA GROUP, INC., STOCK, Options and Warrants Outstanding or to be Outstanding

Schedule 5.1(e):    FINANCIAL MEDIA GROUP, INC., Subsidiaries

Schedule 5.1 (g):   FINANCIAL MEDIA GROUP, INC., Absence of Certain Changes

Schedule 5.1 (h):   FINANCIAL MEDIA GROUP, INC., Absence of Undisclosed
                    Liabilities

Schedule 5.1(k):     FINANCIAL MEDIA GROUP, INC., Tax Matters


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